Exhibit 99.1

AbbVie Completes Acquisition of Apogee Therapeutics

–	Acquisition deepens AbbVie's robust immunology pipeline with diverse assets targeting dermatologic, respiratory and other inflammatory and immunological diseases
–	Apogee's lead asset, zumilokibart, is a late-stage, half-life extended monoclonal antibody targeting IL-13, in development for patients with atopic dermatitis
–	Apogee's pipeline also includes APG273, a potential best-in-category long-acting combination targeting IL-13 and thymic stromal lymphopoietin (TSLP), in development for asthma
–	AbbVie reaffirms previously issued 2026 full-year adjusted diluted EPS guidance range of $13.87 - $14.07; reaffirms previously issued third-quarter adjusted diluted EPS guidance range of $3.84 - $3.88

NORTH CHICAGO, Ill., Sept. 3, 2026 – AbbVie (NYSE: ABBV) today announced that it has completed its acquisition of Apogee Therapeutics, Inc. (NASDAQ: APGE). With completion of the acquisition, Apogee is now part of AbbVie. Under the terms of the agreement, Apogee shareholders received $135.11 per share in cash, for a total equity value of approximately $10.9 billion.

"The completion of the Apogee acquisition is an important step in further strengthening AbbVie's leadership in immunology and advancing our long-term growth strategy," said Robert A. Michael, chairman and chief executive officer, AbbVie. "By combining Apogee's innovative science with AbbVie's proven development, regulatory and commercial capabilities, we aim to accelerate these programs and bring promising new treatment options to patients living with serious inflammatory and immunological diseases. We are excited to welcome the talented Apogee team to AbbVie and build on their important work."

Apogee's pipeline includes novel antibodies targeting multiple validated inflammatory pathways in large immunology and inflammation markets, including atopic dermatitis (AD), asthma, and chronic obstructive pulmonary disease (COPD).

AbbVie Inc.	+1 (847) 938-9190
1 North Waukegan Road	abbvie.com
North Chicago, IL 60064

Zumilokibart targets IL-13, a critical cytokine in type 2 inflammation, and a central driver of inflammatory diseases like AD and asthma. Specifically in AD, a majority of patients do not achieve simultaneous itch and skin improvement which represents an opportunity for the development of novel treatments that not only provide better skin clearance and itch resolution but also improve convenience with less frequent dosing. In its Phase 2 clinical trial, zumilokibart attained clinically significant results, with approximately two-thirds of patients on treatment achieving significant skin clearance at 16 weeks, along with notable improvements in itch reduction and overall disease control. These findings support its potential best-in-category profile, including strong efficacy and convenient dosing, in patients with AD. Longer-term data from the same trial also support maintenance regimens of either quarterly or twice a year dosing. The safety profile of zumilokibart is favorable and consistent with other medicines in its class, and the molecule has the potential to be evaluated in several additional inflammatory indications.

Beyond zumilokibart, Apogee has built a broader pipeline of novel antibodies targeting multiple validated inflammatory pathways. APG273 combines zumilokibart with APG333, an antibody that blocks thymic stromal lymphopoietin (TSLP), a signaling protein that acts as an early trigger of inflammation in the lungs. Phase 1 data showed that APG333 has a long half-life and was able to suppress relevant type 2 inflammatory markers for up to six months after dosing. The Phase 1 data with APG333 and positive interim results from a Phase 1b study of zumilokibart in asthma, support the potential of the APG273 combination with quarterly or twice-yearly injections in asthma.

For additional background on the acquisition, please read the announcement press release here and view AbbVie's investor presentation here.

Financial Terms

AbbVie has acquired all outstanding Apogee common stock for $135.11 per share in cash, for a total equity value of approximately $10.9 billion. Apogee's common stock ceased trading on the NASDAQ stock exchange prior to market open on Sept. 3, 2026. AbbVie expects its acquisition of Apogee to negatively impact adjusted diluted earnings per share (EPS) by $0.14 in 2026 (partial year) and approximately $0.46 in 2027, with accretion beginning in 2032.

Full-year 2026 Outlook

AbbVie is reaffirming its previously issued 2026 full-year adjusted diluted EPS guidance range of $13.87 - $14.07. This guidance includes a $0.14 per share dilutive impact related to the completed Apogee acquisition. AbbVie's 2026 adjusted diluted EPS guidance includes an unfavorable impact of $0.58 per share related to acquired IPR&D and milestones expense incurred year-to-date through the second quarter. The company's 2026 adjusted diluted EPS guidance excludes any impact from acquired IPR&D and milestones that may be incurred beyond the second quarter of 2026, as both cannot be reliably forecasted.

AbbVie is reaffirming its previously issued 2026 third-quarter adjusted diluted EPS guidance range of $3.84 - $3.88. AbbVie's 2026 third-quarter adjusted diluted EPS guidance excludes any impact from acquired IPR&D and milestones that may be incurred in the quarter, as both cannot be reliably forecasted.

AbbVie Inc.	+1 (847) 938-9190
1 North Waukegan Road	abbvie.com
North Chicago, IL 60064

About AbbVie in Immunology

AbbVie is relentless in our pursuit to redefine the standard of care for patients living with immune-mediated conditions, with the goal of helping them live a life free from the limitations of their disease. For more than 20 years, AbbVie has led and helped shape the field of immunology through groundbreaking science and trusted medicines. Building on deep expertise across gastroenterology, rheumatology and dermatology, and other areas of high unmet need, we continue to invest in a broad and differentiated pipeline – spanning innovative modalities, novel mechanisms of action and next-generation approaches designed to conquer the complex biology underlying immune-mediated disease.

Today, more than 1 million patients worldwide are treated with AbbVie's immunology medicines, approved in more than 175 countries across 19 immune-mediated diseases that impact adult and pediatric populations. As we work to strengthen our legacy and drive the next wave of innovation, we remain focused on delivering meaningful progress for patients and expanding access to our medicines. For more information, please visit www.abbvie.com/immunology.

About AbbVie

AbbVie's mission is to discover and deliver innovative medicines and solutions that solve serious health issues today and address the medical challenges of tomorrow. We strive to have a remarkable impact on people's lives across several key therapeutic areas including immunology, neuroscience and oncology – and products and services in our Allergan Aesthetics portfolio. For more information about AbbVie, please visit us at www.abbvie.com. Follow @abbvie on LinkedIn, Facebook, Instagram, X and YouTube.

Forward-Looking Statements

Some statements in this news release are, or may be considered, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "anticipate," "project" and similar expressions and uses of future or conditional verbs generally identify forward-looking statements. Statements in this news release that are forward-looking may include, but are not limited to, statements regarding AbbVie’s 2026 full-year and third-quarter adjusted diluted EPS guidance, the anticipated benefits of AbbVie's completed acquisition of Apogee and AbbVie's ability to successfully integrate Apogee's operations, employees and pipeline; the expected impact of the acquisition on AbbVie's adjusted diluted earnings per share; and the anticipated development, regulatory progress and commercial potential of Apogee's pipeline assets. AbbVie cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Such risks and uncertainties include, but are not limited to: the amount and timing of acquired IPR&D and milestones expense; the risk that the anticipated benefits and synergies of the Apogee acquisition may not be realized, or may take longer to realize than expected; risks and costs related to integrating Apogee's business, employees and pipeline into AbbVie, including the possibility that such integration may be more difficult, time-consuming or costly than anticipated; the risk that acquired in-process research and development assets, including zumilokibart (APG777) and APG273, may not demonstrate the anticipated success, safety or efficacy in ongoing or future clinical trials, and that positive interim or earlier-stage results may not be predictive of results in later-stage or larger clinical trials; the risk of unknown or contingent liabilities assumed in connection with the acquisition; challenges to intellectual property; competition from other products; difficulties inherent in the research and development process; adverse litigation or government action; changes to laws and regulations applicable to our industry; the impact of global macroeconomic factors, such as economic downturns or uncertainty, international conflict, trade disputes and tariffs, and other uncertainties and risks associated with global business operations. Additional information about the economic, competitive, governmental, technological and other factors that may affect AbbVie's operations is set forth in Item 1A, "Risk Factors," of AbbVie's 2026 Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission, as updated by its Quarterly Reports on Form 10-Q and in other documents that AbbVie subsequently files with the Securities and Exchange Commission that update, supplement or supersede such information. AbbVie undertakes no obligation, and specifically declines, to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

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Media:	Investors:
Catherine Langel	Liz Shea
catherine.langel@abbvie.com	liz.shea@abbvie.com

AbbVie Inc.	+1 (847) 938-9190
1 North Waukegan Road	abbvie.com
North Chicago, IL 60064